Exhibit 1
[Translation]
June 21, 2010
To Whom It May Concern:

Issuer of Real Estate Investment Trust Securities
CRESCENDO Investment Corporation
5-1, Atago 2-chome, Minato-ku, Tokyo
Representative:	Higashihara Masaaki,
Executive Director
Securities Code: 8966

Asset Management Company
Canal Investment Trust Co., Ltd.
Representative:	Takaya Ichikawa,
Representative Director
Contact:	Shinya Ito,
Director & General Manager of Administration Department
TEL: +81-3-5402-8731

Issuer of Real Estate Investment Trust Securities
Japan Single-residence REIT Inc.
9th Floor, Kamiyacho Sankei Building
7-2, Azabudai 1-chome, Minato-ku, Tokyo
Representative:	Akihiko Soga,
Executive Director
Securities Code: 8970

Asset Management Company
Japan Single-residence Asset Management Corp.
Representative:	Akihiko Soga,
President and CEO
Contact:	Hirohisa Toda,
General Manager,
Finance Division
TEL: +81-3-4412-1040
Notice Regarding Execution of Merger Agreement between
CRESCENDO Investment Corporation and Japan Single-residence REIT Inc.
CRESCENDO Investment Corporation (“CIC”) and Japan Single-residence REIT Inc. (“JSR”) announce that they have decided, at their respective board of directors’ meetings held today, to implement a merger (the “Merger”) effective as of October 1, 2010 as follows and have executed a merger agreement (the “Merger Agreement”) as of today’s date.

Rule 802 Legend
     This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
     You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

1. Background and Purpose of the Merger
In the real estate market in Japan, while the demand compared with supply for real estate is still weakening due to the economic recession arising from the impact of the worldwide financial crisis triggered by the subprime loan problem, the trend of weak market rates for rent continue. Currently, the market environment for office and residence leasing is expected to continue to be severe. However, in the environment surrounding J-REITs, anxiety of investors and financial institutions seem to have decreased as a result of the actions taken by the government as part of its financial crisis countermeasures, such as the establishment of the Real Estate Market Stabilization Fund, showing signs of recovery as evidenced in a number of J-REITs announcements of restructuring by mergers, public equity offerings and purchases of new properties since last autumn.
Under these circumstances, CIC and JSR have reached mutual understanding that initiatives through the Merger to resolve their financial problems, including increases in the finance cost and concerns about refinancing and to stabilize the financial base, as well as to expand the asset scale, to improve the portfolio quality by restructuring it and to improve liquidity of investment units would contribute to achieving new growth and improving the unitholder value of both corporations. Therefore, CIC and JSR executed a Merger Agreement today.
CIC was incorporated on January 31, 2002, and was listed on the REIT section of the Tokyo Stock Exchange on March 8, 2005 as a multi-sector REIT that primarily invests in both offices and residences located in the heart of Tokyo. Since then, CIC has steadily expanded its asset scale. As a result, CIC owns a total of 46 properties (total asset value of approximately 101.7 billion yen) as of the end of the 16th fiscal period (November 30, 2009). Last October, HEIWA REAL ESTATE CO., LTD. (“Heiwa”), one of the nation’s most prominent real estate companies and which leases prime office buildings in major cities in Japan (such as the Tokyo Stock Exchange building), acquired shares of Canal Investment Trust Co., Ltd. (“Canal Investment”), CIC’s asset management company. As a result of the acquisition, Canal Investment became Heiwa’s wholly-owned subsidiary and Heiwa dispatched directors and statutory auditors to Canal Investment. Heiwa also acquired units of CIC (the ratio of units of CIC held by Heiwa as of November 30, 2009 was 19.38%) by way of third-party allotment. In this way, Heiwa took a series of measures to strengthen and establish its role as a sponsor. In addition, CIC supplemented decreased profits due to sales of properties in the previous fiscal period by acquiring Kayabacho Heiwa Building from Heiwa on March 29, 2010 by using the funds of the third-party allotment described above. CIC has also actively been refinancing by stabilizing its credit base and has improved the portfolio occupancy ratio by strengthening its real estate management expertise.
Canal Investment plans to submit a proposal to its general meeting of shareholders scheduled to be held on June 28, 2010 to change its trade name to HEIWA REAL ESTATE Asset Management CO., Ltd. CIC gives notice of the details of this change in trade name in the “Notice Concerning Change in Trade Name of Asset Management Company” released on May 28, 2010.
JSR was incorporated on February 16, 2005 and was listed on the REIT section of the Tokyo Stock Exchange on July 13, 2005, and is the first REIT in Japan to focus on single residences (i.e., single occupant condominiums, serviced apartments and hotels focusing on overnight stays). As a result of JSR expanding its asset scale and efficiently managing its leasing activities through (i) a well-balanced acquisition of properties in Tokyo and regional areas; and (ii) active use of development and operation know-how of Apamanshop Sublease Co., Ltd., one of the sponsor companies, in the area of single residences, JSR owns a total of 43 properties (total asset value of approximately 59.2 billion yen) as of the end of the 9th fiscal period (January 31, 2010). However, with the downturn of the Japanese economy after the Lehman shock, the restructuring of a platform for long-term and stabilized management has become an urgent issue due to refinancing risks and the increase in the finance cost. JSR has continued discussions about various possibilities from the viewpoint of how to protect and maximize unitholder value given the current environment, and as a result of those discussions reached the conclusion that the Merger would be the most ideal choice for its unitholders.
In relation to the Merger, the asset management agreement between JSR and JSR’s asset management company, Japan Single-residence Asset Management Corp. (“JSAM”), is scheduled to be terminated upon the condition of the Merger becoming effective with the approval of the general meeting of unitholders of JSR.

Prior to the Merger, Canal Investment plans to acquire all of JSAM shares and make JSAM its wholly-owned subsidiary (the “Share Purchases”). The scheduled completion date of the Share Purchases is September 2, 2010 (“Completion Date”), and we believe there is no particular capital relationship or conflict of interest between Canal Investment and JSAM before the Completion Date. After the completion of the Share Purchases, Canal Investment and JSAM, being in parent company — subsidiary relationship, will manage the assets of different investment corporations until the Merger becomes effective. Therefore, Canal Investment and JSAM are considering establishing measures to prevent any conflicts of interest, such as interception of information between Canal Investment and JSAM, after the completion of the Share Purchases. For details, please refer to the “Notice Concerning Stock Acquisition (Making Subsidiary) by the Asset Management Company” released today by CIC.
2. Outline of the Merger
(1) Schedule for the Merger
CIC

Board of directors meeting for approval of the Merger Agreement	June 21, 2010

Execution date of the Merger Agreement	June 21, 2010

Date for public notice of record date for general meeting of unitholders	June 30, 2010 (scheduled)

Record date for general meeting of unitholders	July 15, 2010 (scheduled)

Date of general meeting of unitholders	September 17, 2010 (scheduled)

Record date for unit split	September 30, 2010 (scheduled)

Effective date of unit split Effective date of Merger	October 1, 2010 (scheduled)

Date of registration of Merger	Early October 2010 (scheduled)
CIC decided to carry out the Merger in accordance with the procedures for short-form mergers set out in Article 149-7, Paragraph 2 of the Law Concerning Investment Trusts and Investment Corporations (Law No. 198 of 1951, as amended) (the “Investment Trust Law”) without approval from the general meeting of unitholders as set out in Article 149-7, Paragraph 1 of the Investment Trust Law. Therefore, an item of business regarding the approval of the Merger Agreement will not be submitted to the general meeting of CIC’s unitholders, and only items such as amendments to the articles of incorporation as described in “(4) Amendment to the Articles of Incorporation of the Surviving Corporation (CIC)” below are scheduled to be submitted to such meeting.
JSR

Board of directors meeting for approval of the Merger Agreement	June 21, 2010

Execution date of the Merger Agreement	June 21, 2010

Date for public notice of record date for general meeting of unitholders	June 30, 2010 (scheduled)

Record date for general meeting of unitholders	July 15, 2010 (scheduled)

Date of general meeting of unitholders	September 1, 2010 (scheduled)

Effective date of Merger	October 1, 2010 (scheduled)

Date of registration of Merger	Early October 2010 (scheduled)
(2) Method of the Merger
The Merger will be an absorption-type merger whereby CIC will be the surviving corporation and JSR will be dissolved.
(3) Allotment of Units in the Merger

	CIC	JSR
	(Surviving corporation)	(Absorbed corporation)
		3
Allotment of Units in the Merger	1	(Reference: Before CIC unit split)
		0.75 (Note 1)

*	Number of new units of CIC to be issued through the Merger: 168,333 units

Note 1:	CIC plans a 4-for-one unit split with September 30, 2010 as the record date for the unit split and October 1, 2010 as the effective date. The allotment ratio above and the number of new units to be issued and allotted by CIC are based on this unit split being made. Although the merger ratio before taking the unit split into consideration is one to 0.75, in the case of allotting units of CIC at a ratio of 0.75 units of CIC per one unit of JSR based on the merger ratio before taking the unit split into consideration, a large number of unitholders of JSR will receive only fractional units of CIC. Therefore, prior to the allotment to JSR’s unitholders, a 4-for-one unit split for units of CIC will be implemented, and after this unit split, allotment at a ratio of 3 units (post-unit split) of CIC per one unit of JSR will be carried out. For details of this unit split, please refer to the “Notice Concerning Unit Split” announced by CIC today.

Note 2:	In addition to the units described above, instead of cash distributions for JSR’s fiscal period from August 1, 2010 to the day preceding the effective date of the Merger, CIC plans to deliver a payment on merger that will be equivalent to the cash distributions for such period of JSR to JSR’s unitholders, if accrued, within three months of the effective date of the Merger. Details will be announced as soon as they are determined.
(4) Amendment to the Articles of Incorporation of the Surviving Corporation (CIC)
CIC intends to submit a proposal to its general meeting of unitholders scheduled to be held on September 17, 2010, to amend its articles of incorporation with regard to its investment policy. Specific details of the amendment to the articles of incorporation will be announced as soon as they are determined.
(5) Conditions for the Merger, Etc.
The Merger becomes effective on the condition that all of the following conditions are met on the effective date of the Merger: (a) approval at the general meetings of unitholders of both CIC and JSR, other procedures pursuant to applicable laws and ordinances, and the acquisition of required permits and approvals that are required in relation to the Merger or in order to implement the matters contemplated in connection with the Merger, have been completed; (b) refinances or changes of the terms of JSR’s loans that are reasonably satisfactory to CIC or presented by JSR in advance have been completed; (c) the obligations under loan agreements, trust agreements and other agreements with third parties to which JSR and CIC are parties are complied with, a breach, if any, of the financial covenants or other provisions has been completely remedied, and consent or other approval, if necessary, by the counterparties and other parties with respect to the Merger under agreements with third parties have been obtained; (d) the asset management agreement, asset custody agreement and general administration agreements executed by JSR with JSAM, JSR’s asset custodian and general administration companies, respectively, will be likely terminated on the conditions that the Merger becomes effective; (e) the property management agreement and other agreements with third parties executed by JSR have been, or will be likely, amended or terminated as CIC reasonably considers necessary; (f) each of CIC and JSR has reasonably confirmed that the procedures for filing of Form F-4 are not necessary for the Merger under the U.S. Securities Act; (g) CIC and JSR confirm that no positive goodwill is recognized upon the Merger (including agreement on the measures by which the positive goodwill is not recognized), and agree on the appropriate method of amortization of the negative goodwill by CIC after the Merger and (h) other conditions under the Merger Agreement are achieved.
If any condition set out above is not met on the effective date of the Merger, a party who benefits from such condition may elect not to execute the Merger, and such party may waive all or part of the conditions upon consultation with the other party.

3. Basis for Calculation of Allotment of Units under the Merger
(1) Basis of Calculation
CIC and JSR each requested its respective independent third party calculation agents to analyze the merger ratio in order to ensure the fairness and appropriateness in the calculation of the merger ratio for the Merger.
CIC appointed Nikko Cordial Securities Inc. (“NCS”) and GCA Advisory Corporation (“GCA”), and JSR appointed ABeam M&A Consulting Ltd. (“ABeam”) as their respective financial advisors for the Merger, and in each case, CIC and JSR requested their respective financial advisors to perform financial analyses regarding the merger ratio for the Merger. The ratio shown in the outline of the calculation by NCS, GCA, and ABeam is the ratio before unit split by CIC at the ratio of 4 units per one unit of CIC as described in “(3) Allotment of Units in the Merger” in “ 2. Outline of the Merger.”
NCS conducted its analysis of the merger ratio based on the market unit price method, comparable listed REITs method, discounted cash flow method, and net asset value method in order to produce a diverse analysis of the unit value of both CIC and JSR. A summary of the analysis performed by NCS is as follows.

	Range for the merger ratio (before splitting the units)
	CIC	JSR
Market unit price method	1	0.61~0.68
Comparable listed REITs method	1	0.59~0.97
Discounted cash flow method	1	0.69~1.01
Net asset value method	1	0.90~0.95
Taking into consideration the recent market trading trends of units of both investment corporations, with respect to the market unit price of CIC, NCS adopted the closing unit price as of the date of calculation (June 17, 2010) and the average closing unit price for the periods of one week, one month and three months until the date of calculation. With respect to the market unit price of JSR, NCS adopted the closing unit price as of the date of calculation (June 17, 2010), the average closing unit price for the periods of one week and one month until the date of calculation, and the average closing unit price for the period from May 6, 2010, the business day that immediately follows the release date of the “Notice of the Revised Operation Results Forecasts for the Fiscal Period ending July 2010” dated April 30, 2010, until the date of calculation. With respect to the value of assets held by CIC and JSR, NCS takes into consideration the opinion prepared by TOKYO KANTEI Co., Ltd., a third party evaluation agent, with April 16, 2010 as the date of the valuation, provided, however, that NCS has not conducted any individual evaluation, appraisal, or assessment, due diligence or other investigation, or verification of existence regarding assets or liabilities (whether contingent liabilities or not) of CIC and JSR. The calculation and analysis of the merger ratio performed by NCS is based on certain conditions including without limitation those described above. Please refer to Note 1 at the end of this press release for details of the conditions and a supplementary explanation on disclaimers.
GCA conducted its analysis of the merger ratio based on the market unit price method, comparable REITs method, discounted cash flow method, and net asset value method in order to produce a diverse analysis of the unit value of both CIC and JSR. A summary of the analysis performed by GCA is as follows.

	Range for the merger ratio (before splitting the units)
	CIC	JSR
Market unit price method	1	0.61~0.68
Comparable REITs method	1	0.53~0.80
Discounted cash flow method	1	0.54~0.78
Net asset value method	1	0.94
Taking into consideration the recent market trading trends of units of both investment corporations, GCA adopted the closing price as of the date of calculation (June 17, 2010) and the market unit price ratio for the periods of one week (five business days), one month and three months until the date of calculation (June 17, 2010) for the market unit price method. With respect to the value of assets held by CIC and JSR, GCA takes into consideration the opinion prepared by TOKYO KANTEI Co., Ltd., a third party evaluation agent, with April 16, 2010 as the date of the valuation, provided, however, that GCA has not conducted any individual evaluation, appraisal, or assessment, due diligence or other investigation, or verification of existence regarding assets or liabilities (whether contingent liabilities or not) of CIC and JSR. The calculation and analysis of the merger ratio performed by GCA is based on certain conditions including without limitation those described above. Please refer to Note 2 at the end of this press release for details of the conditions and a supplementary explanation of the analyses.
ABeam conducted its analysis of the merger ratio based on the market unit price method, dividend capitalization method, and net asset value method in order to produce a diverse analysis of the unit value of both CIC and JSR. A summary of the analysis performed by ABeam is as follows.

	Range for the merger ratio (before splitting the units)
	CIC	JSR
Market unit price method	1	0.61~0.69
Dividend capitalization method	1	0.16~0.38
Net asset value method	1	0.93
Taking into consideration the recent market trading trends of units of both investment corporations, ABeam adopted the closing price as of the date of calculation (June 17, 2010) and the market unit price (closing price and volume weighted average price) for the periods of one month, three months and six months until the date of calculation for the market unit price method. With respect to the value of assets held by CIC and JSR, ABeam takes into consideration the real estate appraisal result provided by TOKYO KANTEI Co., Ltd., a third party evaluation agent, with April 16, 2010 as the date of the valuation, provided, however, that ABeam has not conducted any independent and individual evaluation, appraisal or verification regarding assets or liabilities (whether contingent liabilities or not) of CIC and JSR. The calculation and analysis of the merger ratio performed by ABeam is based on certain conditions including without limitation those described above. Please refer to Note 3 at the end of this press release for details of the conditions and a supplementary explanation of the analyses.
(2) Background to Calculation
The merger ratio for the Merger was determined to be appropriate by CIC and JSR and the Merger Agreement was executed, as a result of careful discussions and negotiations whilst considering various factors regarding CIC and JSR, such as the financial results, the status of assets and liabilities, prospects of the business, the synergies to be created by the Merger, and the results of the financial analyses conducted by the financial advisors to CIC and JSR.
CIC obtained an opinion from NCS, and JSR obtained one from ABeam, which stated that the respective merger ratio is appropriate from a financial viewpoint under certain assumptions.
(3) Relationship with Calculation Agents
NCS, GCA, and ABeam do not fall under the definition of an “Affiliated Party” of CIC or JSR as set forth in Article 67, Paragraph 4 of the Ordinance Regarding Calculation of the Investment Corporation (Cabinet Ordinance No. 47 of 2006, as amended), and NCS, GCA, and ABeam do not have a material interest that should be described regarding the Merger.
(4) Expectation of and Reasons for Delisting
The Merger is scheduled to be an absorption-type merger, whereby CIC is the surviving corporation and JSR will dissolve in accordance with Article 143 of the Investment Trust Law, and units issued by JSR are expected to be delisted pursuant to the criteria for delisting set out by the Tokyo Stock Exchange, Inc. The scheduled date for delisting of JSR’s units is September 28, 2010.
(5) Measures to Support the Fairness
As described in items (1) through (3) above, in order to support the fairness of the Merger, CIC retained NCS and GCA as its independent third party calculation agents for the benefit of its unitholders and obtained their analyses, and also obtained an opinion from NCS that the merger ratio is appropriate from a financial viewpoint under certain assumptions.
Given the above, the board of directors of CIC has determined that measures for supporting the fairness of the Merger were adequately implemented.
In order to support the fairness of the Merger, JSR retained ABeam as its independent third party calculation agent for the benefit of its unitholders and obtained its analysis. JRS also obtained an opinion from ABeam which stated that the merger ratio is appropriate from a financial viewpoint under certain assumptions.
Given the above, the board of directors of JSR has determined that measures for supporting the fairness of the Merger were adequately implemented.
4. Overview of Merging Parties

		Corporation Surviving the Absorption-		Corporation Dissolving in the
		type Merger		Absorption-type Merger
1)	Name	CRESCENDO Investment Corporation		Japan Single-residence REIT Inc.

2)	Address	5-1, Atago 2-chome, Minato-ku, Tokyo		9th Floor, Kamiyacho Sankei Building
7-2, Azabudai 1-chome, Minato-ku, Tokyo

3)	Executive Director	Masaaki Higashihara		Akihiko Soga

4)	Unitholders’ Capital	59,412 million yen		27,317 million yen

5)	Date of Incorporation	January 31, 2002		February 16, 2005

6)	Total Number of Units Issued	131,891 units		56,111 units

7)	End of Fiscal Period	May and November		January and July

8)	Principal Assets under Management	Real Property Trust Beneficial Interests and Real Properties		Real Property Trust Beneficial Interests

9)	Number of Properties Held (as of June 21, 2010)	Offices	22	Single apartments	39
		Residences	25	Hotels focusing on overnight stays	4
		Total	47	Total	43

Single apartments
10)	Book Value as of the fiscal end (Note 1)	Offices	47,639 million yen		51,618 million yen
		Residences	44,665 million yen	Hotels focusing on overnight stays
		Total	92,304 million yen		4,556 million yen
				Total	56,174 million yen

11)	Main Banks	Aozora Bank, Ltd.		Aozora Bank, Ltd.
		Resona Bank, Limited.		The Chuo Mitsui Trust and Banking Company, Limited
		Sumitomo Mitsui Banking Corporation		Sumitomo Mitsui Banking Corporation

12)	Large Unitholders and Unitholding Ratio (Note 1) (Note 2)	HEIWA REAL ESTATE CO., LTD.	19.38%	PROSPECT JAPAN FUND LIMITED	9.89%

		MSREF VI RIVER FIVE, LIMITED	15.64%	NIKKOCITI TRUST AND BANKING CORPORATION	7.82%
(INVESTMENT TRUST ACCOUNT)

		NIKKOCITI TRUST AND BANKING CORPORATION	7.87%	PERMAL LONG FUNDS - JAPAN FUND	6.20%
(INVESTMENT TRUST ACCOUNT)

Corporation Surviving the Absorption-		Corporation Dissolving in the
type Merger		Absorption-type Merger
JAPAN TRUSTEE SERVICES BANK, LTD. (TRUST
ACCOUNT)	4.63%	GOLDMAN SACHS INTERNATIONAL	4.97%

MORGAN STANLEY & CO. INTERNATIONAL PLC	3.91%	CGML - LONDON EQUITY	4.92%
13) Operation Results for Last 3 Fiscal Periods

	CRESCENDO Investment Corporation			Japan Single-residence REIT Inc.
Fiscal Period Ended in	Nov. 2008	May 2009	Nov. 2009	Jan. 2009	Jul. 2009	Jan. 2010
Operating Revenue	3,306	3,135	2,889	1,794	1,776	1,766
Operating Income	1,650	1,502	915	800	759	721
Ordinary Income	1,124	961	388	315	252	237
Current Net Income	1,123	960	387	314	251	236
Current Net Income per Unit (yen)	10,342	8,840	3,395	5,602	4,479	4,206
Distribution per Unit (yen)	10,342	8,841	2,938	5,603	4,479	4,206
Net Assets per Unit (yen)	529,539	528,038	453,403	490,609	489,988	490,100
Net Assets	57,536	57,372	59,799	27,528	27,493	27,500
Gross Assets	111,523	111,233	101,753	59,499	59,248	59,249
(Unless otherwise specified, the table is shown in units of million yen.)

14)	Name of Asset Management Company	Canal Investment Trust Co., Ltd.	Japan Single-residence Asset Management Corp.

15)	Address of Asset Management Company	5-1, Atago 2-chome, Minato-ku, Tokyo	9th Floor, Kamiyacho Sankei Building 7-2, Azabudai 1-chome, Minato-ku, Tokyo

16)	Title and Name of Representative of Asset Management Company	Takaya Ichikawa, Representative Director	Akihiko Soga, President and CEO

17)	Relationship with Other Parties	There is no capital, personnel, or business relationship to be described between the merging parties and the asset management companies. No company falls under the definition of an Affiliated Party. Prior to the Merger, Canal Investment plans to acquire all of JSAM shares and make JSAM its wholly-owned subsidiary. The scheduled completion date of the Share Purchases is September 2, 2010 (“Completion Date”), and we believe there is no particular capital relationship or conflict of interest between Canal Investment and JSAM before the Completion Date. After the completion of the Share Purchases, Canal Investment and JSAM, being in parent company — subsidiary relationship, will manage the assets of different investment corporations until the Merger becomes effective. Therefore, Canal Investment and JSAM are considering establishing measures to prevent any conflicts of interest, such as interception of information between Canal Investment and JSAM, after the completion of the Share Purchases. For details, please refer to the “Notice Concerning Stock Acquisition (Making Subsidiary) by the Asset Management Company” released today by CIC.

Note 1:	The numerical information for CIC is as of November 30, 2009 and as of January 31, 2010 for JSR.

Note 2:	According to the amendment report dated May 28, 2010, Prospect Asset Management, Inc. holds 18,566 units of JSR as of May 21, 2010. While Prospect Asset Management, Inc. is described as a holder under the Article 27-23, Paragraph 3, Item 2 of the Financial Instruments and Exchange Act, the relationship between Prospect Asset Management, Inc. and large unitholders of JSR is not known.
5. Post-Merger Status
(1) Status of Surviving Corporation

1)	Name	CRESCENDO Investment Corporation (surviving corporation)

2)	Address	5-1, Atago 2-chome, Minato-ku, Tokyo

3)	Executive Director	Higashihara Masaaki

4)	Unitholders’ Capital	Undetermined; to be announced once confirmed

5)	End of Fiscal Period	May and November

6)	Net Assets	Undetermined; to be announced once confirmed

7)	Gross Assets	Undetermined; to be announced once confirmed

8)	Name of Asset Management Company	Canal Investment Trust Co., Ltd. (Note 1)

9)	Address of Asset Management Company	5-1, Atago 2-chome, Minato-ku, Tokyo

10)	Title and Name of Representative of Asset Management Company	Takaya Ichikawa, President & Representative Director

Note 1:	Canal Investment plans to submit a proposal to its general meeting of shareholders scheduled to be held on June 28, 2010 to change its trade name to HEIWA REAL ESTATE Asset Management CO., Ltd. CIC gives notice of the details of this change in trade name in the “Notice Concerning Change in Trade Name of Asset Management Company” also released on May 28, 2010.
(2) Large Unitholders and Unitholding Ratio before and after the Merger

Before the Merger
CIC (as of November 30, 2009) (Note 1)		JSR (as of January 30, 2010) (Note 1)
HEIWA REAL ESTATE CO.,LTD.	19.38%	PROSPECT JAPAN FUND LIMITED	9.89%
MSREF VI RIVER FIVE, LIMITED	15.64%	NIKKOCITI TRUST AND BANKING CORPORATION (INVESTMENT TRUST ACCOUNT)	7.82%
NIKKOCITI TRUST AND BANKING CORPORATION (INVESTMENT TRUST ACCOUNT)	7.87%	PERMAL LONG FUNDS - JAPAN FUND	6.20%
JAPAN TRUSTEE SERVICES BANK, LTD. (TRUST ACCOUNT)	4.63%	GOLDMAN SACHS INTERNATIONAL	4.97%
MORGAN STANLEY & CO. INTERNATIONAL PLC	3.91%	CGML - LONDON EQUITY	4.92%
MSREF VI RIVER SIX, LIMITED JAPAN	3.74%	STATE STREET BANK AND TRUST COMPANY 505200	3.93%
GOLDMAN SACHS INTERNATIONAL	3.37%	JAPAN TRUSTEE SERVICES BANK, LTD. (TRUST ACCOUNT)	3.77%
DEUTSCHE BANK AG LONDON-PB NON-TREATY CLIENTS 613	2.69%	BBH FOR OPPENHEIMER QUEST INTERNATIONAL VALUE FUND	3.44%
THE MASTER TRUST BANK OF JAPAN, LTD. (TRUST ACCOUNT)	2.25%	THE OKINAWA KAIHO BANK, LTD.	3.25%
UBS AG LONDON A/C IPB SEGREGATED CLIENT ACCOUNT	1.82%	MINAMI NIPPON BANK, LTD.	2.79%

After the Merger (simple combination after taking into
account merger ratio) (Note 2) (Note 3)
HEIWA REAL ESTATE CO.,LTD.	14.70%
MSREF VI RIVER FIVE, LIMITED	11.86%
NCT TRUST AND BANKING CORPORATION (INVESTMENT TRUST ACCOUNT) (Note 4)	7.87%

After the Merger (simple combination after taking into
account merger ratio) (Note 2) (Note 3)
JAPAN TRUSTEE SERVICES BANK, LTD. (TRUST ACCOUNT)	4.43%
GOLDMAN SACHS INTERNATIONAL	3.76%
PROSPECT JAPAN FUND LIMITED	3.02%
MORGAN STANLEY & CO.INTERNATIONAL PLC	2.97%
MSREF VI RIVER SIX, LIMITED JAPAN	2.84%
DEUTSCHE BANK AG LONDON-PB NON-TREATY CLIENTS 613	2.04%
THE MASTER TRUST BANK OF JAPAN, LTD. (TRUST ACCOUNT)	1.71%

Note 1:	The status of large unitholders and unitholding ratios were provided based on the unitholder register as of November 30, 2009 for CIC and as of January 31, 2010 for JSR, and is not necessarily the actual status of the unitholders.

Note 2:	Post-merger large unitholders and unitholding ratios were provided by simply combining (i) the units calculated assuming that CIC’s units are allocated as described above in “(3) Allotment of Units in the Merger” in “2. Outline of the Merger” for units held by large unitholders of JSR under the unitholder register as of January 31, 2010, with (ii) the units held by large unitholders of CIC under the unitholder register as of November 30, 2009.

Note 3:	According to the amendment report dated May 28, 2010, Prospect Asset Management, Inc. holds 18,566 units of JSR as of May 21, 2010. Based on such number of units held, the unitholding ratio of Prospect Asset Management, Inc. to be calculated on the assumption that units of CIC are allotted in accordance with the terms described in “(3) Allotment of Units in the Merger” of “2. Outline of the Merger” to the number of such holding is 8.00%.

Note 4:	NikkoCiti Trust and Banking Corporation changed its trade name to NCT Trust and Banking Corporation on March 1, 2010.
(3) Amendment to Asset Management Agreement
CIC plans to continue to retain Canal Investment, CIC’s current asset management company, as the asset management company after the Merger. Also, JSR plans to terminate the asset management agreement with JSAM upon the condition that the Merger is effected with the approval from the general meeting of unitholders of JSR. CIC plans to amend the asset management agreement with Canal Investment upon the Merger, but the details have not yet been determined and will be announced once determined.
(4) Amendment to Investment Policy
CIC intends to submit a proposal to its general meeting of unitholders scheduled to be held on September 17, 2010, to amend its articles of incorporation with regard to its investment policy. Specific details of the amendment to the articles of incorporation will be announced as soon as they are determined.
(5) Amendment to Agreement with Sponsor, etc.
The business alliance agreement regarding information provision, etc. between CIC and Heiwa is scheduled to be amended so that the alliance is further strengthened. The pipeline support agreement between CIC and Morgan Stanley Capital K.K. and the memorandum on information provision with Toyo Property Co., Ltd. are scheduled to continue. The master agreements that JSR and JSAM executed with Apamanshop Sublease Co., Ltd., Lehman Brothers Investments Japan Inc., and K.K. daVinci Holdings are scheduled to be terminated upon the Merger.
6. Outline of Accounting Method
It is assumed that the Accounting Standards for Business Combinations (ASBJ Guidance No. 21; amended on December 26, 2008) will apply to the Merger whereby the purchase method under which CIC is an acquirer and JSR is an acquiree.

Also, we assume that the Merger will result in negative goodwill, but the details have not yet been confirmed and will be announced once determined..
7. Outlook
The execution of the Merger Agreement does not affect JSR’s performance for the fiscal period ending July 2010 (from February 1, 2010 through July 31, 2010). The performance forecast regarding the fiscal period ended immediately after the Merger has not yet been confirmed, and will be announced once confirmed.

Note 1:	NCS has not conducted any independent evaluation or assessment, or examination with a certified public accountant or other specialist, regarding the assets and liabilities of CIC and JSR. Although NCS has not received any independent evaluation, etc. on the assets and liabilities of CIC and JSR from a third party, the analysis of the merger ratio is partially based on the opinion dated May 14, 2010 prepared by TOKYO KANTEI Co., Ltd. and independently requested by CIC and JSR. NCS has used CIC, JSR and other REITS’ available financial information, publicly available information such as market data and analyst reports, and indices regarding finance, the economy and markets, to analyze the merger ratio. NCS assumes that there is no undisclosed information that would materially affect the calculation of the merger ratio for CIC and JSR. NCS has analyzed the merger ratio for CIC and JSR on the assumption that information and materials that NCS used for analysis are accurate and complete, and that future business plans and financial forecasts of CIC and JSR included in the information and materials have been rationally prepared based on the best possible estimates and judgment currently available from CIC and JSR. NCS has not conducted any independent examination or verification of the accuracy, appropriateness or feasibility of the information and materials.

Note 2:	GCA has not conducted any independent verification of the accuracy or completeness of the information provided by CIC and JSR or publicly available information when analyzing the merger ratio, but rather, has assumed that all such materials and information are accurate and complete. In addition, GCA has not made any independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of CIC and JSR, nor has GCA independently analyzed or evaluated each individual asset and liability. GCA also assumes that the information on the financial forecasts and expected synergy effects reported by CIC and JSR have been rationally prepared based on the best possible estimates and judgment currently available from the management of CIC and JSR. GCA analyzed the merger ratio based on information and economic conditions available to GCA up to and including June 17, 2010. GCA provided its analyses on the merger ratio solely as information and assistance to the board of directors of CIC in connection with its consideration of the Merger and it does not intend to recommend the Merger be approved at the general meeting of unitholders to be convened with respect to CIC.

Note 3:	ABeam has not conducted any independent evaluation, appraisal or verification on the completeness of the information provided by CIC and JSR or publicly available information when analyzing the merger ratio, but rather has assumed that all such materials and information are accurate and complete. ABeam also assumes that any material matters that should be stated in the materials or information on any material matters that are necessary so as not to cause any misunderstanding are provided. ABeam’s analysis of the merger ratio reflects assumptions and economic conditions up to and including June 17, 2010. ABeam assumes that the information regarding the management status of CIC and JSR has been rationally prepared based on the best estimates and judgment currently available from the management of CIC and JSR. ABeam provided its analyses solely as information for the board of directors of JSR in connection with its consideration of the Merger.
End of Document

*	Recipients of this material:
Kabuto Club, the Ministry of Land, Infrastructure and Transport Press Club, and the Ministry of
Land, Infrastructure and Transport Press Club for Construction Publications.

*	Website of companies:

CRESCENDO Investment Corporation http://www.c-inv.co.jp/

Japan Single-residence REIT Inc. http://www.jsreit.co.jp/
[Provisional Translation Only]
The English translation of the original Japanese document is provided solely for information purposes. Should there be any discrepancies between this translation and the Japanese original, the latter shall prevail.